UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ICX TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 Crystal Drive, Suite 650

Arlington, Virginia 22202

(703) 678-2111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2009

To the Stockholders of ICx Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ICx Technologies, Inc. (the “Company”) will be held on Tuesday, June 23, 2009, at 10:00 a.m., at the corporate offices of ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202, for the following purposes:

1.	Election of Directors. To elect seven Directors, each for a one-year term and until the election and qualification of a successor;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Company’s Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

3.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on May 8, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

/s/ HANS C. KOBLER
Hans C. Kobler
Executive Chairman of the Board of Directors

Arlington, Virginia

May 13, 2009

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND SUBMIT IT IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS. IF MAILED IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

ICX TECHNOLOGIES, INC.

2100 Crystal Drive, Suite 650

Arlington, Virginia 22202

(703) 678-2111

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2009

INTRODUCTION

General

This Proxy Statement is being furnished to the stockholders of ICx Technologies, Inc., a Delaware corporation (“ICx” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of ICx common stock, par value $0.001 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Stockholders to be held on June 23, 2009, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect seven members of the Board of Directors, ratify the appointment of Grant Thornton LLP by the Audit Committee of the Company’s Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being made available to stockholders of ICx on or about May 13, 2009.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on May 8, 2009 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 34,457,495 shares of Common Stock issued and outstanding, which were held of record by approximately 623 stockholders. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If you are a stockholder of record, you can vote (i) by attending the Annual Meeting, (ii) logging on to www.voteproxy.com and following the on-screen instructions or (iii) by signing, dating and mailing in your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder’s proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202, or by attending the Annual Meeting and voting in person. However, a stockholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such stockholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by Directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

Deadlines for Submission of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2010 Proxy Statement. Any such proposal must be received by the Company not later than January 13, 2010. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors currently has nine seats, two of which are vacant. At the Annual Meeting, seven Directors will be elected, each for a one-year term expiring in 2010 and until their successor is duly elected and qualified. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as Directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as Directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of Directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s Articles of Incorporation and Bylaws, the Directors are not divided into separate classes. The term of office of each Director is one year and until their successor is elected and qualified. There is no cumulative voting for election of Directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of the Board of Directors’ nominees for election as a Director and those Directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age, principal occupation or employment during the past five years, the periods during which he has served as a Director of ICx and all positions currently held with ICx. The term of each Director expires at the Company’s 2009 Annual Meeting of Stockholders, at which time such Directors’ election to the Board for a one year term expiring in 2010 will be voted upon.

Name	Age	Positions
Executive Officers:
Hans C. Kobler	43	Executive Chairman of the Board
Colin J. Cumming	56	President and Chief Executive Officer, Director

Non-Employee Directors:
E. Spencer Abraham (1)(2)(3)(4)	56	Director
Rodney E. Slater (2)(3)(4)	54	Director
Joseph M. Jacobs	56	Director
Robert A. Maginn, Jr. (1)(2)(3)(4)	52	Director
Mark L. Plaumann (1)(4)	53	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Our Board of Directors has determined that these directors are independent pursuant to the rules of the NASDAQ Global Market.

Hans C. Kobler, Executive Chairman of the Board. Hans Kobler is a co-founder and served as our President and Chief Executive Officer and as a member of the Board of Directors from our inception through April 17, 2009, at which time he became our Executive Chairman. Mr. Kobler also is a founding partner of Digital Power Capital LLC, a private equity firm, and has served as its Chief Executive Officer since 2001. From 1998 to 2001, Mr. Kobler headed General Electric’s Energy Technology Investment Group, a joint effort by GE Equity and GE Structured Finance. From 1997 to 1998, Mr. Kobler served as Chief Quality Officer of GE Equity, heading its strategic investment initiative and overseeing the development of advanced underwriting methodologies. From 1992 to 1997, Mr. Kobler was a consultant with Bain & Company in its Boston, Munich and Sydney offices, where he was a member of the Buyout practice group. Mr. Kobler holds a Masters degree in Aerospace Engineering from the Technical University of Munich, an M.B.A. from the University of Texas at Austin and has attended INSEAD’s M.B.A. (SS) program.

Colin J. Cumming, President and Chief Executive Officer, Director. Colin Cumming has served as our President and Chief Executive Officer since April 17, 2009. Mr. Cumming served as our Chief Technology Officer since 2006 and has been our President—Detection and a member of our Board of Directors since 2005. Mr. Cumming also serves as President and Chief Executive Officer of Nomadics, Inc., our wholly-owned subsidiary, a position he has held since he co-founded Nomadics in 1994. From 1985 to 1994, Mr. Cumming served as Vice President of Engineering at Frontier Engineering. Mr. Cumming received a B.S. and an M.S. in Electrical Engineering from Oklahoma State University. He has been awarded five patents and has written numerous publications on explosives detection.

Secretary E. Spencer Abraham, Director. Spencer Abraham has served as a member of our Board of Directors since July 2006. Secretary Abraham founded The Abraham Group LLP, an international strategic consulting firm, in 2005 and he has served as its Chairman and Chief Executive Officer since inception. Secretary Abraham served as Secretary of the Department of Energy from January 2001 until he resigned in November 2004. Prior to becoming Energy Secretary, Secretary Abraham represented Michigan in the United States Senate from 1995 to 2001 where he served on the Budget, Commerce, Science and Transportation, Judiciary and Small Business Committees. Before his election to the Senate, Secretary Abraham served as co-chairman of the National Republican Congressional Committee from 1991 to 1993. He holds a J.D. from Harvard University.

Secretary Rodney E. Slater, Director. Rodney Slater has served as a member of our Board of Directors since July 2006. Secretary Slater is currently a partner in the Transportation and Infrastructure group at Patton Boggs LLP, where he has been a member since 2001. Secretary Slater served under President Clinton as the 13th Secretary of the Department of Transportation from 1997 to 2001. Before becoming Secretary, Mr. Slater was Administrator of the Federal Highway Administration from 1992 to 1997. From 1987 to 1992, he was a member of the Arkansas Sate Highway Commission where he attained the position of chairman. Secretary Slater graduated from Eastern Michigan University and earned a law degree at the University of Arkansas. Additionally, he received an Honorary Doctorate from Howard University in 1999.

Joseph M. Jacobs, Director . Joseph Jacobs has served as a member of our Board of Directors since 2003. Mr. Jacobs is the President of Wexford Capital LLC, an SEC registered investment advisor that he co-founded in 1994. From 1982 to 1994, Mr. Jacobs was employed by Bear Stearns & Co., Inc., where he attained the position of Senior Managing Director. From 1979 to 1982, he was employed as a commercial lending officer at Citibank, N.A. Mr. Jacobs has served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. Mr. Jacobs holds an M.B.A. from Harvard Business School and a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Robert A. Maginn, Jr., Director. Bob Maginn has served as one of our Directors since 2006. He currently serves as Chief Executive Officer and Chairman of Jenzabar, Inc. (Jenzabar), a provider of software and services for higher education. Mr. Maginn joined Jenzabar’s Board of Directors in 1998 and became their Chief Executive Officer in March 2001. Prior to his tenure at Jenzabar, Mr. Maginn worked for over seventeen years at Bain & Company, where he attained the position of Senior Partner and Director. He holds an M.B.A. and an M.A. in Government from Harvard University.

Mark L. Plaumann , Director . Mark Plaumann has served as a member of our Board of Directors since 2006. He is currently a Managing Member of Greyhawke Capital Advisors LLC (Greyhawke), which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital LLC, which indirectly holds over ten percent of our outstanding shares of capital stock. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also earned the position of Senior Manager at Ernst & Young LLP. Mr. Plaumann holds an M.B.A. and a B.A. in Business from University of Central Florida.

Vote Required

If a quorum is present, the Company’s Bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality of the votes cast by the shares entitled to vote exists with respect to a given nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AND RELATED MATTERS

Communications with Directors

Stockholders and other parties interested in communicating with the Board of Directors or with any individual member or members of the Board of Directors may do so by writing to the attention of the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Meetings

During 2008 the Company’s Board of Directors held six meetings. Each incumbent director attended at least 75 percent of the total number of meetings of the Board of Directors and the total number of meetings of each committee on which he served.

Annual Meeting Attendance

The Company does not have a formal policy regarding attendance by directors at the Company’s Annual Meeting of Stockholders, but all directors are encouraged to attend these meetings. Two of the Company’s directors attended the Company’s 2008 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.icxt.com. The performance of each committee is subject to annual review. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the committees, all of whom have been determined to be “independent” as defined by applicable Securities and Exchange Commission (the “SEC”) and NASDAQ Stock Market rules, are identified in the following table. The Board of Directors has determined that Mr. Plaumann qualifies as an “audit committee financial expert” as defined under the Securities Exchange Act of 1934 and the applicable rules of the NASDAQ Global Market.

Name	Audit	Nominating and Corporate Governance	Compensation
Mark L. Plaumann	Chair
Robert A. Maginn, Jr.	X	Chair	X
E. Spencer Abraham	X	X	Chair
Rodney E. Slater		X	X

The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualification, appointment and independence; the performance of any internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its Directors or officers; and the adequacy of the Company’s accounting and internal control systems. During 2008, the Audit Committee held five meetings.

The Compensation Committee is responsible for all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. During 2008, the Compensation Committee held four meetings. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the Company’s processes and procedures for determining executive compensation.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board operating policies that conform to good practices of corporate governance; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its Committees; reviewing the Company’s corporate governance policies; reviewing the compensation policies for non-employee Directors and recommending nominees to stand for election at each Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience. During 2008, the Nominating and Corporate Governance Committee held two meetings.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider recommendations by stockholders of individuals to consider as candidates for election to the Board of Directors. Any such recommendations should be submitted to the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202. Historically, the Company has not had a formal policy concerning stockholder recommendations to the Nominating and Corporate Governance Committee because it believes that the informal consideration process in place to date has been adequate. The Nominating and Corporate Governance Committee intends to consider periodically whether a more formal policy should be adopted.

The Company’s Bylaws set forth procedures that must be followed by stockholders seeking to make nominations for Directors. In order for a stockholder of the Company to make any nominations, he or she must give written notice to the Corporate Secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided , however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. Each notice given by a stockholder with respect to nominations for the election of Directors must set forth (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the class and number of shares of stock of the Company that are beneficially owned by each such nominee; and (iv) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). In addition, the stockholder making such nomination must set forth (i) his or her name and address, as they appear on the Company’s books, and (ii) the class and number of shares of stock of the Company which are beneficially owned by such stockholder. At the request of the Board of Directors, the stockholder making such nomination must promptly provide any other information reasonably requested by the Company.

Corporate Governance

ICx maintains an information page on its website that includes specific information about its corporate governance policies, including ICx’s Code of Business Conduct and Ethics and charters for the committees of the Board of Directors. The information page can be found at www.icxt.com in the investor relations segment of the website.

ICx’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (SOX), including:

•	the Board of Directors has adopted clear corporate governance policies;

•	four of the Board members are independent of ICx and its management based on the relevant independence requirements established by the NASDAQ Stock Market and SOX;

•

all members of the specified Board committees—the Audit, Compensation and Nominating and Corporate Governance Committees—are independent based on the relevant independence requirements established by the NASDAQ Stock Market and SOX;

•	the independent members of the Board of Directors are expected to meet regularly without the presence of management;

•	ICx has a Code of Business Conduct and Ethics that is monitored by its Chief Financial Officer, who acts as the Company’s ethics officer;

•	the charters of the Board committees clearly establish their respective roles and responsibilities;

•

ICx has an ethics officer and an internet-based hotline monitored by EthicsPoint® that is available to all employees, and ICx’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

ICx’s Code of Business Conduct and Ethics applies to its principal executive officer and all members of its finance and accounting department, including the Chief Financial Officer, Corporate Controller, Business Unit Controllers and/or Site Controllers. You may obtain a copy of the Company’s Code of Business Conduct and Ethics by writing to the Corporate Secretary, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, VA 22202.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and beneficial owners of more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities Exchange Commission (SEC). Such persons are also required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2008 with the exception of the following:

•

Hans Kobler filed a Form 3/A, Form 4/A and Form 4 on April 3, 2009 reporting withholding of shares to satisfy tax obligations on fourteen occasions in connection with the vesting of his restricted stock units that occurred monthly beginning on November 30, 2007 and ending on December 31, 2008.

•

David Cullin filed a Form 3 on December 12, 2008 reporting that he became a reporting person on or around November 7, 2007. Mr. Cullin also filed two Form 4s on December 12, 2008 reporting three transactions that occurred on November 7, 2007, March 10, 2008 and November 25, 2008.

•	Deborah Mosier filed a Form 4 on December 12, 2008 reporting a transaction on November 13, 2008.

•

Douglas Knight failed to file two Form 4s to report withholding of shares to satisfy tax obligations for transactions that occurred on November 7, 2007 and June 13, 2008. Mr. Knight’s employment with us terminated on March 25, 2009.

•

Kevin Wine failed to file one Form 4 to report withholding of shares to satisfy tax obligations for a transaction that occurred on January 7, 2009. Mr. Wine’s employment with us terminated on March 9, 2009.

•

Doman McArthur failed to file a Form 4 to report vesting of shares and withholding of shares to satisfy tax obligations for a transaction that occurred on November 7, 2007. Mr. McArthur’s employment with us terminated on March 14, 2008.

•

Daniel Manitakos failed to file two Form 4s to report a restricted stock unit award and the withholding of shares to satisfy tax obligations for transactions that occurred on March 10, 2008 and March 16, 2008. Mr. Manitakos’ employment with us terminated on April 25, 2008.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009, subject to the ratification of such appointment by the Company’s stockholders. Grant Thornton LLP served as the Company’s independent registered public accounting firm for the years ended December 31, 2008 and 2007.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Grant Thornton LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2009. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table summarizes the aggregate fees that we paid or expect to pay our independent registered public accounting firm, Grant Thornton LLP, for fiscal 2008 and 2007.

	Fiscal 2008	Percentage Pre-approved by Audit Committee	Fiscal 2007	Percentage Pre-approved by Audit Committee
Audit Fees	$815,429	100%	$1,355,734	100%
Audit Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—

Total	$815,429	100%	$1,355,734	100%

Audit Fees—consist of fees billed for professional services rendered for (i) the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and (ii) services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

In considering the nature of the services provided by the independent registered public accountants, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accountants and our management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval Policy

The audit committee has the sole authority to retain and terminate our independent auditors and to pre-approve audit and non-audit services rendered by our independent auditor, Grant Thornton LLP. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the beneficial ownership of our common stock as of March 31, 2009, by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of our current named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percent
Entities affiliated with Wexford Capital LLC (1) 411 W. Putnam Avenue Greenwich, CT 06830	21,483,226	377,750	21,860,976	63.57%

Hans C. Kobler (1)(2) 2100 Crystal Drive Suite 650 Arlington, VA 22202	21,583,226	752,750	22,335,976	64.95%

Colin J. Cumming (3) 1024 S. Innovation Way Stillwater, OK 74074	1,102,529	40,000	1,142,529	3.32%

David W. Cullin (4) 2100 Crystal Drive Suite 650 Arlington, VA 22202	41,461	25,001	66,462	*

Daniel T. Mongan (5) 2100 Crystal Drive Suite 650 Arlington, VA 22202	23,000	9,374	32,374	*

Deborah D. Mosier (6) 1024 S. Innovation Way Stillwater, OK 74074	56,800	15,416	72,216	*

E. Spencer Abraham (7) 2100 Crystal Drive Suite 650 Arlington, VA 22202	3,750	16,500	20,250	*

Joseph M. Jacobs (1)(8) 411 W Putnam Avenue Greenwich, CT 06930	21,483,226	377,750	21,860,976	63.57%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percent
Robert A. Maginn, Jr. (9) 2100 Crystal Drive Suite 650 Arlington, VA 22202	85,000	5,500	90,500	*

Mark L. Plaumann (10) 2100 Crystal Drive Suite 650 Arlington, VA 22202	—	8,250	8,250	*

Rodney E. Slater (11) 2100 Crystal Drive Suite 650 Arlington, VA 22202	—	11,000	11,000	*

Douglas A. Knight (12) 2100 Crystal Drive Suite 650 Arlington, VA 22202	9,975	—	9,975	*

Directors and Executive Officers as a group (12 persons)	1,436,440	693,541	2,129,981	6.19%

*	Less than one percent.
(1)	Represents: (a) 16,876,168 shares of common stock held by DP1 LLC, (b) 2,677,058 shares of common stock and 375,000 shares of common stock issuable upon exercise of a warrant held by Valentis SB, L.P. (the Valentis Warrant), (c) 1,000,000 shares of common stock held by Wexford Spectrum Investors LLC, (d) 670,000 shares of common stock held by Wexford Catalyst Investors LLC, (e) 260,000 shares of common stock held by Debello Investors LLC and (f) options to purchase 2,750 shares of common stock, which were initially issued to Mr. Joseph Jacobs and assigned by him to Wexford Capital LLC. Wexford Capital LLC is the manager or investment manager to DP1 LLC, Valentis SB, L.P., Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC and Debello Investors LLC (together, the Wexford Entities) and as such, may be deemed to beneficially own all the shares that are owned by the Wexford Entities. Mr. Jacobs, as a managing member of Wexford Capital LLC, may be deemed to beneficially own all the shares of stock which are owned by the Wexford Entities. Wexford Capital LLC and Mr. Jacobs disclaims beneficial ownership of the securities owned by the Wexford Entities, except in Mr. Jacobs case, to the extent of his direct interest in each of the members of the Wexford Entities. Mr. Kobler may be deemed to have an indirect ownership interest in the Wexford Entities through his agreement with the Wexford Entities. Mr. Kobler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(2)	Mr. Kobler disclaims beneficial ownership of the 21,483,226 shares outstanding, which are owned by the Wexford Entities, except to the extent of his pecuniary interest therein. The right to acquire shares includes 375,000 shares that are subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 and 377,750 shares relating to the Valentis Warrant of which Mr. Kobler disclaims beneficial ownership except to the extent of his pecuniary interest therein. Shares outstanding include 24,996 shares of unvested restricted stock that will fully vest on September 30, 2009. The entities affiliated with Wexford Capital LLC will be entitled to certain rights with respect to registration of 21,483,226 shares.
(3)	Mr. Cumming’s shares outstanding include 750 shares of unvested restricted stock that will fully vest on November 7, 2010. The right to acquire shares includes 40,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009. Mr. Cumming will be entitled to certain rights with respect to registration of 1,089,957 shares.

(4)	Mr. Cullin’s shares outstanding include 750 shares of unvested restricted stock units that will fully vest on November 7, 2010, 4,987 shares of unvested restricted stock units that will fully vest on March 10, 2010, and 20,000 shares of unvested restricted stock units that will fully vest on November 7, 2012. The right to acquire shares includes 25,001 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(5)	Mr. Mongan’s shares outstanding include 1,667 unvested restricted stock units that vest on August 2, 2009, and 250 unvested restricted stock units that will fully vest on November 7, 2010. The right to acquire shares includes 9,374 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(6)	Ms. Mosier’s shares outstanding include 14,084 shares of unvested restricted stock that will fully vest on November 7, 2010, and 3,000 shares of unvested restricted stock units that will fully vest on November 7, 2012. The right to acquire shares includes 15,416 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(7)	Mr. Abraham will be entitled to certain rights with respect to registration of 3,750 shares. The right to acquire shares include 16,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(8)	Mr. Jacobs is a managing member of Wexford Capital LLC and of certain affiliates of the Wexford Entities. Wexford Capital LLC is an advisor or sub-advisor to the investment funds that indirectly own or control the Wexford Entities. Mr. Jacobs disclaims beneficial ownership of the 21,483,226 shares owned by the Wexford Entities and the shares relating to the Valentis Warrant except to the extent of his pecuniary interest therein. In addition, Mr. Jacobs has assigned to Wexford Capital LLC the option to purchase 2,750 shares of our common stock.
(9)	Mr. Maginn’s shares outstanding represent 85,000 shares of common stock held by New Media Investors XV, LLC. The right to acquire shares includes 5,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(10)	Mr. Plaumann’s right to acquire shares include 8,250 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(11)	Mr. Slater’s right to acquire shares include 11,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009.
(12)	Mr. Knight will be entitled to certain rights with respect to registration of 9,975 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program

The objectives of our executive compensation program are to recruit and retain an executive management team with the skills necessary to achieve our business objectives and thereby create value for our shareholders. Our executive compensation program is designed to support certain key business goals, such as integrating acquired businesses and retaining key executives, that are particularly important to us as a newly established business. We implement this program through a combination of short-term fixed cash compensation, variable short-term incentive compensation and equity incentives designed to reward long-term performance and align interests of our executive officers with our shareholders.

Executive Compensation Program

Our compensation program reflects our stage of development as a company. We have recruited our executive officers from other employers and our compensation for these officers reflects the outcome of negotiations with our officers through the recruitment and hiring process.

We believe that retaining key executive officers is important for our success. We also believe that due to our decentralized management structure, unexpected and undesired personnel changes may be more disruptive to our business than for many other companies. Accordingly, our Board of Directors believes it is critical to pay sufficient base compensation and to provide adequate incentives to our executive officers to ensure continuity of our management team.

We established a Compensation Committee in 2007. Our Compensation Committee consists of three non-employee members of the Board of Directors. The Compensation Committee’s primary responsibility is to oversee the compensation of our executive officers. The Compensation Committee also oversees, reviews and administers our compensation, equity and employee benefit plans and programs, including plans applicable to executive officers. During 2008, our Compensation Committee met four times.

Our Compensation Committee has sought to perform annually a review of our executive officers’ compensation packages to determine whether they provide adequate incentives to achieve our business goals and whether compensation is adequate to retain and motivate our management team and competitive in comparison to other companies with whom we may compete. In evaluating the market, our Compensation Committee has relied generally on its collective experience, as well as input from other members of the Board of Directors. This has included advice and recommendations to the Compensation Committee from Mr. Jacobs, who, in addition to being a Director, also represents the interests of the holders of a majority of our outstanding shares and who has substantial business experience as well as experience in the area of executive compensation. Our Compensation Committee has considered the compensation of our named executive officers (as defined below in “Summary Compensation Table”) as well as general budgetary guidelines for aggregate annual cash and equity compensation. General budgetary guidelines for compensation, including guidelines for officer compensation, are established annually as part of our overall budget and business plan for the year. Within these guidelines, our Compensation Committee has made recommendations to the Board of Directors for determining the amounts and types of compensation for individual executive officers based on its assessment of various factors, including our overall performance and financial condition; the performance of individual officers in achieving business plan objectives such as increasing market share, launching products and integrating acquired businesses; the roles and responsibilities of individual officers; the skills and seniority of individual officers; and the current market conditions for the respective officer’s services. Our Chief Executive Officer participates in the process of determining compensation of other officers by recommending compensation adjustments to our Compensation Committee and our Board of Directors during the annual compensation review process. Our Compensation Committee and our Board of Directors consider these recommendations and discuss them with our Chief Executive Officer. However, our Board of Directors retains final authority to make compensation decisions for officers. For 2008, our Board of Directors concurred with substantially all of the compensation recommendations of the Compensation Committee and the Chief Executive Officer. Our Board of Directors sets the compensation of the Chief Executive Officer after reviewing the recommendations of the Compensation Committee.

We did not retain a compensation consultant to review our policies and procedures during 2008. We also have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term and between cash and non-cash compensation or among different forms of non-cash compensation. Instead our compensation program has focused on offering incentives necessary on a case by case basis to recruit and retain executives from diverse backgrounds who possess the skills necessary to achieve our business objectives.

The Compensation Committee may form and delegate its authority to subcommittees or the chairperson of the Compensation Committee when it deems appropriate and in the best interests of the Company, provided that such delegation is not in violation of applicable law or the rules and regulations applicable to companies with securities quoted on the NASDAQ.

In connection with establishing new or extended employment contracts with Mr. Kobler, Mr. Cumming and Ms. Mosier in April 2009, the Compensation Committee reviewed peer compensation information compiled in respect of the following companies: American Science and Engineering, Inc, iRobot Corporation, Axsys Technologies, Inc., L-1 Identity Solutions, Inc., Cepheid, OSI Systems, Inc., FLIR Systems, Inc., RAE Systems, Inc., and GlobalOptions Group, Inc.

The Compensation Committee reviewed a breakdown of each element of compensation by executive position, including base remuneration, cash bonus, equity awards and stock options, as well as information related to change of control and severance benefits. The Compensation Committee and the Board of Directors used this information as a reference in determining the appropriateness of the compensatory and contractual terms offered to executive officers.

During 2008, our Compensation Committee and our Board of Directors approved stock option awards totaling 102,369 shares and restricted stock units totaling 617,302 shares, including 37,961 shares awarded to our named executive officers listed below in the “Grants of Plan-Based Awards” table. The Compensation Committee and the Board of Directors did not approve any awards of restricted stock during 2008. Our Board of Directors determined the amount of the awards in light of recommendations made to the Board of Directors by the Compensation Committee based on each individual officer’s job responsibilities and equity ownership. In each case, our Compensation Committee and our Board of Directors took into consideration the incentives it believes are best tailored to recruit, retain and motivate each named executive officer.

Elements of Compensation

The following describes each element of our executive compensation program and discusses determinations regarding compensation for the 2008 fiscal year:

Base Compensation. Our Compensation Committee recommended and our Board of Directors set named executive officer base salaries based on the skills, experience and scope of responsibilities of each executive, taking into account the salaries believed to be paid by other companies for similar positions. Our Compensation Committee and Board of Directors seek to review base salaries annually. Base salaries have been adjusted from time to time to reflect each executive’s overall contribution and to conform salaries to market levels. Factors considered by our Board of Directors to determine overall compensation included the recommendations of our Chief Executive Officer and the Compensation Committee and the Board of Directors’ assessment of the relative performance of individual officers in achieving business goals, including improving profitability, increasing our market share, launching new products and integrating acquired businesses. Our Compensation Committee and our Board of Directors have relied primarily on their members’ business experience to negotiate base salaries and to determine market levels for officer compensation. Our named executive officers’ base salaries were determined in the context of negotiated employment agreements. During 2008, the Board of Directors made no change in the contractual compensation of our Chief Executive Officer. The Board did not use a third-party compensation consultant or engage in formal benchmarking of base salaries during 2008.

Annual Incentive Bonuses. Each named executive officer is generally eligible to receive annual discretionary cash or equity bonuses based on achievement of financial and operational goals as well as individual annual performance objectives. Our Board of Directors determines annual bonus payments, subject to limitations as set forth in individual employment agreements with our named executive officers. Annual financial and non-financial performance objectives are approved by our Board of Directors as part of our annual business operating plan, and the key performance objectives considered by the Board of Directors in 2008 were revenue growth, improving cash flow, developing new products, establishing the ICx brand and integrating acquired businesses. Our Chief Executive Officer made recommendations to our Board of Directors regarding performance objectives and awards for named executive officers other than himself. Performance objectives and awards for our Chief Executive Officer were determined solely by the Compensation Committee and the Board of Directors without the participation of the Chief Executive Officer. Our Board of Directors did not exclusively use numerical targets based on factors such as revenues or earnings to determine annual bonuses. Our Board believes strict adherence to such targets is impractical for a developing business such as ours. Instead, our Board of Directors believes it is preferable to retain discretion to determine awards based on performance of our executive officers in achieving financial and non-financial business objectives such as growth in product revenue and improved cash flow, expansion of margins and the integration of various businesses.

Stock Options and Equity Awards. We design our equity programs to align employees’ interests with those of our shareholders. Equity award grants are made at the commencement of employment and thereafter from time to time following a significant change in job responsibilities, to reward achievement or to meet other specific retention objectives. These awards are independent from the annual performance bonus awards described above. Our Board of Directors determined the size and type of equity awards taking into account recommendations of management. Our Chief Executive Officer makes recommendations to our Board of Directors for equity awards for officers other than himself based on his knowledge of the individual officer’s job responsibilities, seniority and equity ownership. Our Board of Directors determines the equity awards for our Chief Executive Officer without considering recommendations of management. Differences in executive compensation reflect determination by our Board of Directors in individual cases of appropriate compensation necessary to effectively reward, incentivize and retain key personnel. The terms of the initial equity grants made to each named executive officer upon joining the Company are primarily based on competitive conditions applicable to the executive officer’s specific position. We grant equity awards at or above the fair market price of our common stock on the grant date. We have utilized premium price option and restricted stock unit grants to provide an increased incentive for executive officers to maximize shareholder value. We made the equity awards, other than equity bonuses described in the previous paragraph, that are reflected in the following tables primarily in the context of negotiated employment agreements. Equity awards granted after 2007 reflect our policy decision to transition from granting options to granting restricted stock and restricted stock unit awards that are subject to vesting over time. Our Board of Directors believes such full-value awards are more effective than options in aligning executive interests with those of stockholders and provide a more balanced incentive to employees given the fluctuating value of underlying shares. We have not currently adopted stock ownership or equity grant guidelines but we may implement guidelines regarding the issuance of new equity awards in the future.

Severance and Change of Control Arrangements. We have granted severance and change of control arrangements to certain of our named executive officers. The terms of these benefits are described under the caption “Potential Payments Upon Termination or Change of Control.” We believe these arrangements are competitive with arrangements offered to senior executives by companies with whom we compete for executives and are necessary to the achievement of our business objective of management retention. We anticipate granting additional severance and change of control arrangements in 2009 as necessary, in the discretion of the Compensation Committee and the Board of Directors, to retain the services of executive officers and key employees.

Other Benefits. Our named executive officers are eligible to participate in our employee benefit plans provided for employees, including 401(k), group medical and dental insurance, group life insurance and short- and long-term disability insurance.

Role of Executives in Establishing Compensation. Our Chief Executive Officer has ultimate responsibility for our human resources policies. In this capacity, our Chief Executive Officer participates in the development of certain executive compensation programs, particularly with respect to annual incentive bonuses, stock options and equity awards. Once formulated, these programs are reviewed by our Chief Executive Officer and other executive officers whose input may be sought from time to time. These proposed programs are then submitted to the Compensation Committee and the Board of Directors for review and approval. While our Chief Executive Officer and Chief Financial Officer may be asked to provide information, develop compensation programs and provide recommendations to our Board of Directors, our Compensation Committee and our Board of Directors exercise final authority with respect to executive compensation matters and consider and approve all executive compensation awards. Our management and administrative staff are responsible for the implementation, execution and operation of our compensation programs, as directed by our Chief Executive Officer and Board of Directors.

Compensation Committee Activity

Our Compensation Committee met four times during 2008. The Compensation Committee oversaw the compensation of our executive officers and recommended each action taken in respect thereof to the Board of Directors for adoption.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee presently consists of E. Spencer Abraham, Rodney Slater and Robert A. Maginn, Jr. DP1, LLC (DPI) and Valentis SB, L.P. (Valentis) directly hold more than 5% of our capital stock. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC, which is the manager or investment manager to DP1, Valentis, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC and Debello Investors LLC (together, the Wexford Entities). Hans Kobler, our Executive Chairman of the Board of Directors, has an indirect ownership interest in DP1 and Valentis through an affiliate of DP1, but otherwise disclaims beneficial ownership of the shares held by DP1. These ownership interests are described under the caption “Principal Stockholders.” Mr. Kobler serves on the investment advisory committee of Digital Power Capital, LLC, which is indirectly our largest stockholder and an affiliate of Wexford VI Advisors LLC, an affiliate of DP1 and Valentis. Mr. Kobler has a contractual relationship with certain Wexford Entities pursuant to which he will receive a payment to be determined based on the net profits realized by the Wexford Entities from certain investments made by them, including their investments in us. Mr. Kobler has neither investment nor voting authority over the shares of our stock owned by the Wexford Entities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

E. Spencer Abraham

Rodney E. Slater

Robert A. Maginn, Jr.

Summary Compensation Table

The following table summarizes compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
Hans C. Kobler (4)	2008	$450,000	$—	$581,363	$—	$8,328	(5)	$1,039,691
Executive Chairman, Former President and Chief Executive Officer	2007	324,230	127,500	145,262	250,118	8,290	(5)	855,400
	2006	280,000	80,000	—	496,882	8,040	(5)	864,922

Colin J. Cumming (6)	2008	239,583	—	34,834	—	7,672	(7)	282,089
President, Chief Executive Officer and Director, Former Chief Technology Officer and President—Detection	2007	197,024	100,000	6,880	—	8,297	(7)	312,201
	2006	157,574	104,000	—	102,557	5,522	(7)	369,653

Deborah D. Mosier (8)	2008	235,577	—	240,361	9,155	6,742	(9)	491,835
Chief Financial Officer	2007	175,673	20,000	251,680	22,516	5,004	(9)	474,873
	2006	138,943	20,000	—	25,285	1,824	(9)	186,052

Douglas A. Knight (10)	2008	248,846	—	84,656	—	8,005	(11)	341,507
President—Solutions	2007	133,262	44,046	130,737	—	3,209	(11)	311,254
President—Solutions	2006	—	—	—	—	—		—

David W. Cullin)	2008	200,000	15,000	82,255	13,951	7,260	(12)	318,466
Senior Vice President, Technology	2007	200,000	20,000	—	—	7,230	(12)	227,230
Transition	2006	—	—	—	—	—		—

(1)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent stock-based compensation expense for shares issuable upon the vesting of restricted stock units granted as calculated in accordance with SFAS 123(R), excluding any assumption for future forfeitures, as presented in our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. All other assumptions used to calculate expense amounts are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. There were no actual forfeitures of stock awards by any named executive officers during 2008, 2007 or 2006.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, the amounts represent compensation expense for stock options as calculated in accordance with SFAS 123(R), excluding any assumption for future forfeitures, as presented in our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. There were no actual forfeitures of stock options by any named executive officers during 2008, 2007 or 2006. There were no stock options granted during 2007. The accounting methods and assumptions used to calculate the expense amounts shown for stock options granted are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	Amounts represent actual cash expenses incurred by us.
(4)	Mr. Kobler served as our President and Chief Executive Officer from our inception until April 17, 2009, at which time he resigned from these positions and was appointed our Executive Chairman.
(5)	Amounts presented for 2008 include $7,788 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Mr. Kobler. Amounts presented for 2007 include $7,750 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Mr. Kobler. Amounts presented for 2006 include $7,500 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Mr. Kobler.

(6)	Mr. Cumming served as our Chief Technology Officer since 2006 and President – Detection since 2005. On April 17, 2009, Mr. Cumming was appointed to serve as our President and Chief Executive Officer. Mr. Cumming has served as a member of our Board of Directors since 2005.
(7)	Amounts presented in 2008 include $7,188 in matching 401(k) contributions and $484 in life insurance premiums for the benefit of Mr. Cumming. Amounts presented for 2007 include $8,222 in matching 401(k) contributions and $75 in life insurance premiums for the benefit of Mr. Cumming. Amounts presented for 2006 include $5,447 in matching 401(k) contributions and $75 in life insurance premiums for the benefit of Mr. Cumming.
(8)	Ms. Mosier was named to the position of Chief Financial Officer in September 2006. Prior to such time, she served as the Chief Financial Officer of Nomadics, Inc., one of our wholly owned subsidiaries (Nomadics). The compensation information presented in this table for 2006 reflects Ms. Mosier’s compensation received from both us and Nomadics.
(9)	Amounts presented for 2008 include $6,202 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Ms. Mosier. Amounts presented for 2007 include $4,644 in matching 401(k) contributions and $360 in life insurance premiums for the benefit of Ms. Mosier. Amounts presented for 2006 include $239 in matching 401(k) contributions from Nomadics received during Ms. Mosier’s tenure as Nomadics’ Chief Financial Officer and $1,448 in matching 401(k) contributions and $137 in life insurance premiums for the benefit of Ms. Mosier from us.
(10)	Mr. Knight’s employment with us terminated on March 25, 2009.
(11)	Amounts presented in 2008 include $7,465 in matching 401(k) contributions and $540 in life insurance premiums for the benefit of Mr. Knight. Amounts presented for 2007 include $2,984 in matching 401(k) contributions and $225 in life insurance premiums for the benefit of Mr. Knight.
(12)	Amounts presented in 2008 include $6,450 in matching 401(k) contributions and $810 in life insurance premiums for the benefit of Mr. Cullin. Amounts presented for 2007 include $6,600 in matching 401(k) contributions and $630 in life insurance premiums for the benefit of Mr. Cullin.

Grants of Plan-Based Awards

The following table sets forth certain information about stock and option awards and equity and non-equity incentive awards granted to our named executive officers during the year ended December 31, 2008.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Deborah D. Mosier (1)	11/7/08	3,000	$8.09
David Cullin (2)	3/10/08	14,961	$6.35
	11/7/08	20,000	$8.09

(1)	The grant date fair value was determined to be $8.09, the fair market value of our common stock based on the closing price of our common stock on the grant date. The assumptions made in determining this value are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	The grant date fair value was determined to be $6.35 for the March 10, 2008 grants and $8.09 for the November 7, 2008 grants, the fair market value of our common stock based on the closing price of our common stock on the grant date. The assumptions made in determining this value are described in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information about the equity awards we have made to our named executive officers which are outstanding as of December 31, 2008. All numbers representing shares, options and per share amounts have been adjusted to reflect a two-for-one reverse stock split as of November 7, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of shares or Units of Stock That Have Not Vested ($)
Hans C. Kobler	375,000	—		$15.00	2/3/16	—		—
	—	—		—	—	37,495	(1)	$296,585

Colin J. Cumming	40,000	—		$10.00	10/11/15	—		—
	—	—		—	—	3,691	(2)	29,196
	—	—		—	—	750	(3)	5,933

Deborah D. Mosier	1,200	—		$3.50	4/1/15	—		—
	6,000	—		$3.50	11/21/14	—		—
	3,166	834	(4)	$10.00	10/11/15	—		—
	—	—		—	—	2,500	(2)	19,775
	—	—		—	—	14,084	(3)	111,404
	—	—		—	—	3,000	(5)	23,730

Douglas A. Knight	—	—		—	—	14,500	(6)	114,695

David W. Cullin	23,959	1,042	(7)	$15.00	2/1/16	—		—
	—	—		—	—	1,667	(8)	13,186
	—	—		—	—	750	(9)	5,933
	—	—		—	—	9,974	(10)	78,894
	—	—		—	—	20,000	(11)	158,200

(1)	Mr. Kobler’s restricted stock units granted on October 1, 2007 vest monthly through September 2009.
(2)	Mr. Cumming’s and Ms. Mosier’s restricted stock units granted on March 15, 2007 vested on March 15, 2009.
(3)	Mr. Cumming’s and Ms. Mosier’s restricted stock units granted on November 7, 2007 vest in equal increments on November 7, 2009 and 2010.
(4)	Ms. Mosier’s options granted on October 11, 2005 vest in equal increments on a monthly basis until becoming fully vested in February 2010.
(5)	Ms. Mosier’s restricted stock units granted on November 7, 2007 vest on November 7, 2009.
(6)	Mr. Knight’s restricted stock units granted on June 12, 2007 were cancelled upon Mr. Knight’s termination of employment on March 25, 2009.
(7)	Mr. Cullin’s options granted on February 1, 2006 vested in equal increments on January 12, 2009 and February 12, 2009.
(8)	Mr. Cullin’s restricted stock granted on March 15, 2007 vested on March 16, 2009.
(9)	Mr. Cullin’s restricted stock units granted on November 7, 2007 vest in equal increments on November 7, 2009 and 2010.
(10)	Mr. Cullin’s restricted stock units granted on March 10, 2008 vest in equal increments on March 10, 2009 and 2010.
(11)	Mr. Cullin’s restricted stock units granted on November 7, 2008 vest in equal increments on November 7, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested

The following table sets forth certain information about the value realized by our named executive officers on option award exercises and stock award vesting during the year ended December 31, 2008. All numbers representing shares, options and per share amounts have been adjusted when necessary to reflect our two-for-one reverse stock split as of November 7, 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hans C. Kobler	50,004	$358,737
Colin J. Cumming	4,066	18,684
Deborah D. Mosier	16,208	125,898
Douglas A. Knight	7,250	50,750
David W. Cullin	7,029	44,703

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change of Control

We have entered into agreements and maintain certain plans that will require us to provide compensation to certain named executive officers in the event of a termination of employment or a termination due to a change of control of the Company. The following tables show potential payments to our named executive officers assuming a December 31, 2008 termination date and, where applicable, using the closing price of our common stock of $7.91 (as reported by the NASDAQ Stock Market as of December 31, 2008).

Hans C. Kobler

On April 17, 2009, we amended and extended our employment agreement with Hans Kobler, our Executive Chairman, through April 30, 2013. Mr Kobler’s employment is at-will, and either we or Mr. Kobler may terminate his employment with us at any time and for any reason. Pursuant to Mr. Kobler’s extended employment agreement, we agreed to pay Mr. Kobler an annual base salary of $450,000 through September 30, 2009 and thereafter an annual base salary of $350,000 through April 30, 2013, with annual bonus amounts to be determined by the Compensation Committee. Pursuant to the extended agreement Mr. Kobler received a non-qualified stock option to purchase 313,500 shares of our common stock at an exercise price of $5.00 per share, subject to monthly vesting in 43 equal installments beginning on October 31, 2009, and Mr. Kobler retained his previously granted 100,000 restricted stock units subject to vesting in equal monthly installments of 4,166.67 units each. In the event that following a change of control Mr. Kobler is not offered continued employment on the same economic terms, or is offered employment but the terms would provide good reason as defined in the extended agreement for him to terminate his employment, all unvested options and restricted stock units held by Mr. Kobler shall be vested as of the closing date of the change of control transaction. In the event that following a change of control Mr. Kobler is offered and accepts continued employment on the same economic terms, all unvested options and restricted stock units shall vest on the earlier to occur of his subsequent termination without cause or the first anniversary of the change of control date. Upon termination of Mr. Kobler’s employment, he will be entitled to receive (i) any base salary earned but unpaid through the date of his termination, and (ii) all accrued vacation, expense reimbursements and other benefits he is due through the date of his termination. If we terminate Mr. Kobler’s employment without cause or for reasons other than death or disability, or if Mr. Kobler resigns for good reason including due to a change of control, he will be entitled to receive payment of his otherwise applicable base salary until the earlier of six months following termination or April 30, 2013. Mr. Kobler will receive such payments only if he (i) agrees to continue to be bound by and comply with the provisions of our standard At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement and (ii) executes and does not revoke a full general release in a form acceptable to us.

Assuming Mr. Kobler’s employment terminated on December 31, 2008 and his extended agreement was then in effect, by virtue of such agreement, he would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involuntary Termination After Change of Control	For Cause Termination, Death or Disability
Compensation
Base Salary	$18,750	$225,000	$225,000	$18,750
Accrued Obligations	8,654	8,654	8,654	8,654
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	—	912,285	—
Deferred Stock Awards (unvested and accelerated)	—	197,726	296,585	—

Total	$27,404	$431,380	$1,442,524	$27,404

Colin J. Cumming

On April 17, 2009, we entered into a new employment agreement with Colin Cumming, our President and Chief Executive Officer, for the period through April 30, 2013. Mr. Cumming’s employment is at-will, and either we or Mr. Cumming may terminate his employment with us at any time and for any reason. Pursuant to Mr. Cumming’s new employment agreement, we agreed to pay Mr. Cumming an annual base salary of $350,000 through September 30, 2009; provided that if Mr. Kobler ceases to perform the duties of Executive Chairman and Mr. Cumming assumes those responsibilities, Mr. Cumming’s annual base salary shall be increased to $400,000. In addition to his base annual salary, Mr. Cumming will receive $22,000 per year to defray the cost of a life insurance policy previously paid by us. Any annual bonus amounts that may be awarded to Mr. Cumming shall be determined by the Compensation Committee. Pursuant to the new agreement, Mr. Cumming received a grant of non-qualified stock options to purchase 350,000 shares of our common stock at an exercise price of $5.00 per share, subject to monthly vesting in 48 equal installments beginning April 17, 2009 through April 30, 2013. In the event that following a change of control Mr. Cumming is not offered continued employment on the same economic terms, or is offered employment but the terms would provide good reason as defined in the extended agreement for him to terminate his employment, all unvested options and restricted stock units held by Mr. Cumming shall be vested as of the closing date of the change of control transaction. In the event that following a change of control Mr. Cumming is offered and accepts continued employment on the same economic terms, all unvested options and restricted stock units shall vest on the earlier to occur of his subsequent termination without cause or the first anniversary of the change of control date. Upon termination of Mr. Cumming’s employment, he will be entitled to receive (i) any base salary earned but unpaid through the date of his termination, and (ii) all accrued vacation, expense reimbursements and other benefits he is due through the date of his termination. If we terminate Mr. Cumming’s employment without cause or for reasons other than death or disability, or if Mr. Cumming resigns for good reason including due to a change of control, he will be entitled to receive payment of his otherwise applicable base salary until the earlier of six months following termination or April 30, 2013. Mr. Cumming will receive such payments only if he (i) agrees to continue to be bound by and comply with the provisions of our standard At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement and (ii) executes and does not revoke a full general release in a form acceptable to us.

Assuming Mr. Cumming’s employment terminated on December 31, 2008 and his new employment agreement was then in effect, by virtue of such agreement he would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involuntary Termination After Change of Control	For Cause Termination, Death or Disability
Compensation
Base Salary	$14,583	$175,000	$175,000	$14,583
Accrued Obligations	23,129	23,129	23,129	23,129
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	127,313	1,018,500	—
Deferred Stock Awards (unvested and accelerated)	—	29,196	35,129	—

Total	$37,712	$354,638	$1,251,758	$37,712

Deborah D. Mosier

On April 20, 2009, we entered into an employment agreement with Deborah Mosier, our Chief Financial Officer, for the period through April 30, 2013. Ms. Mosier’s employment is at-will, and either we or Ms. Mosier may terminate her employment with us at any time and for any reason. Pursuant to Ms. Mosier’s employment agreement, we agreed to pay Ms. Mosier an annual base salary of $250,000 through April 30, 2013, with annual bonus amounts to be determined by the Compensation Committee. In the event that following a change of control Ms. Mosier is not offered continued employment on the same economic terms, or is offered employment but the terms would provide good reason as defined in the extended agreement for her to terminate her employment, all unvested options and restricted stock units held by Ms. Mosier shall be vested as of the closing date of the change of control transaction. In the event that following a change of control Ms. Mosier is offered and accepts continued employment on the same economic terms, all unvested options and restricted stock units shall vest on the earlier to occur of her subsequent termination without cause or the first anniversary of the change of control date. Upon termination of Ms. Mosier’s employment, she will be entitled to receive (i) any base salary earned but unpaid through the date of her termination, and (ii) all accrued vacation, expense reimbursements and other benefits she is due through the date of her termination. If we terminate Ms. Mosier’s employment without cause or for reasons other than death or disability, or if Ms. Mosier resigns for good reason including due to a change of control, she will be entitled to receive payment of her base salary until the earlier of six months following termination or April 30, 2013. Ms. Mosier will receive such payments only if she (i) agrees to continue to be bound by and comply with the provisions of our standard At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement and (ii) executes and does not revoke a full general release in a form acceptable to us.

Assuming Ms. Mosier’s employment terminated on December 31, 2008 and her employment agreement was then in effect, by virtue of such agreement she would be entitled to benefits with the value set forth in the table below:

Executive Benefits and Payments Upon Termination	Voluntary Termination, Retirement	Involuntary Not For Cause Termination	Involuntary Termination After Change of Control	For Cause Termination, Death or Disability
Compensation
Base Salary	$10,417	$125,000	$125,000	$10,417
Accrued Obligations	4,808	4,808	4,808	4,808
Annual Incentive	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—
Deferred Stock Awards (unvested and accelerated)	—	19,775	154,909	—

Total	$15,225	$149,583	$284,717	$15,225

Douglas A. Knight

On March 25, 2009, we entered into an agreement with Mr. Knight pursuant to which his employment was terminated. Pursuant to our agreement with Mr. Knight, he received a severance payment of $62,500. The termination agreement terminated any further vesting of stock options and restricted stock held by Mr. Knight.

David W. Cullin

David W. Cullin II, our Senior Vice President, Technology Transition, is not a party to an existing contract, agreement, plan or arrangement, whether written or unwritten, involving a change of control or termination of employment that would result in a benefit to him upon such event.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($) (1)		All Other Compensation ($)		Total ($)
Mark P. Mills (2)	$45,000	(3)	$—		$—		$20,000	(2)(3)	$65,000
Joseph M. Jacobs	—		—		5,109	(4)	—		5,109
Mark L. Plaumann	50,000	(5)	—		15,328	(6)	—		65,328
Robert A. Maginn, Jr.	35,000		—		10,219	(7)	—		45,219
E. Spencer Abraham	60,000		30,275	(8)	30,650	(9)	—		121,025
Rodney E. Slater	43,750		—		20,438	(10)	—		64,188

(1)	Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R).
(2)	Mr. Mills resigned from the Board of Directors effective as of October 1, 2008 and became a member of our Advisory Board. As of December 31, 2008, Mr. Mills has 187,500 options with an exercise price of $15.00 outstanding. All outstanding options are exercisable.
(3)	Mr. Mills assigned his board fees to Mills McCarthy Associates.
(4)	Mr. Jacobs assigned his options to Wexford Capital LLC. As of December 31, 2008, Mr. Jacobs has the following options outstanding: 1,500 options with an exercise price of $8.10; 1,250 options with an exercise price of $15.00. All outstanding options are exercisable.

(5)	Mr. Plaumann assigned his board fees to Greyhawke Capital LLC.
(6)	Mr. Plaumann assigned his options to Greyhawke Capital LLC. As of December 31, 2008, Mr. Plaumann has the following options outstanding: 4,500 options with an exercise price of $8.10; 3,750 options with an exercise price of $15.00. All outstanding options are exercisable.
(7)	As of December 31, 2008, Mr. Maginn has the following options outstanding: 3,000 options with an exercise price of $8.10; 2,500 options with an exercise price of $15.00. All outstanding options are exercisable.
(8)	The grant date fair value was determined to be $8.10, the fair market value of our common stock based on the closing price of our common stock on the grant date.
(9)	As of December 31, 2008, Mr. Abraham has the following options outstanding: 9,000 options with an exercise price of $8.10; 7,500 options with an exercise price of $15.00. All outstanding options are exercisable.
(10)	As of December 31, 2008, Mr. Slater has the following options outstanding: 6,000 options with an exercise price of $8.10; 5,000 options with an exercise price of $15.00. All outstanding options are exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a written policy whereby certain independent members of our Board of Directors review and approve all related party transactions. Our Board of Directors has delegated to the Audit Committee the responsibility to review and approve in advance any related party transactions.

Wexford Capital LLC and Related Entities

Wexford Capital LLC is the manager or investment manager to DP1 LLC, Valentis SB, L.P., Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund, Ltd. (together, the Wexford Entities), each of which holds shares or rights to acquire our shares. The Wexford Entities beneficially own 63.57% of our outstanding capital stock. In addition, Valentis SB, L.P. holds a warrant to purchase 375,000 shares of our common stock. The Wexford Entities, in turn, are directly or indirectly owned by a series of private investment funds (the Wexford Funds) sponsored and controlled by Wexford Capital LLC. Wexford Capital LLC has discretionary control over and the authority to vote the common stock owned by the Wexford Entities.

DP1, LLC (DPI) and Valentis SB, L.P. (Valentis) each directly hold more than 5% of our capital stock. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC, which is the manager or investment manager to each of the Wexford Entities. Mark Mills, the former Chairman of our Board of Directors, and Hans Kobler, the Executive Chairman of our Board of Directors and our former President and Chief Executive Officer, each has an indirect ownership interest in DP1 and Valentis through an affiliate of DP1, but otherwise each disclaims beneficial ownership of the shares held by DP1. These ownership interests are described under the caption “Principal Stockholders.” Mr. Kobler serves on the investment advisory committee of Digital Power Capital, LLC, which is indirectly our largest stockholder and an affiliate of Wexford VI Advisors LLC, an affiliate of DP1 and Valentis. Messrs. Kobler and Mills also each have a contractual relationship with certain Wexford Entities pursuant to which Messrs. Kobler and Mills will each receive a payment to be determined based on, in each case, five percent of the net profits in excess of a preferred return realized by the Wexford Entities from certain investments made by them, including their investments in us. Messrs. Kobler and Mills have neither investment nor voting authority over the shares of our stock owned by the Wexford Entities.

Pursuant to his extended employment agreement, Mr. Kobler may devote up to five percent of his time to performing investment advisory and oversight services to Wexford Capital LLC and/or DP1.

Securities Issued to Insiders

As described above, DP1 is a holder of more than 5% of our capital stock. In addition, Joseph Jacobs, a member of our Board of Directors, is a member of certain affiliates of DP1 that own or control DP1. Hans Kobler, our Executive Chairman, has an indirect ownership interest in DP1 through an affiliate of DP1, but otherwise disclaims beneficial ownership of the shares held by DP1.

Administrative Services Agreement with Wexford Capital LLC

We have entered into an Administrative Services Agreement with Wexford Capital LLC under which we may request certain legal, accounting, back office and other services. We are obligated to reimburse Wexford Capital LLC for all of its direct and indirect costs allocated to the performance of its duties and services under the agreement. We incurred general and administrative expenses of $0.1 million and $0.4 million in 2008 and 2007, respectively, pursuant to the agreement. Either party may terminate specific services or the agreement upon written notice to the other party. Wexford Capital LLC is the investment advisor or sub-advisor to investment funds that indirectly own and control DP1 and Valentis, which are holders of more than 5% of our capital stock.

Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC and of certain affiliates of DP1, Valentis, Valentis Investors LLC, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC and Debello Investors LLC that own or control DP1, Valentis, Valentis Investors LLC, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC and Debello Investors LLC.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Investors’ Rights Agreement

Pursuant to an Investors’ Rights Agreement, certain holders of our stock are entitled to registration and certain other rights with respect to our common stock. DP1, LLC (DPI) and Valentis SB, L.P. (Valentis), which directly hold more than 5% of our capital stock, have registration rights. Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LLC, which is the manager or investment manager to DP1, Valentis, Wexford Spectrum Investors LLC, Wexford Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund, Ltd. (together, the Wexford Entities). Mr. Cumming, an officer and member of our Board, is an individual stockholder and has registration rights.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of three non-employee Directors. Each of Messrs. Plaumann and Maginn and Secretary Abraham are independent Directors as defined in Section 10A(m) of the 1934 Act, and Rule 10A-3 promulgated thereunder and by the listing rules of the NASDAQ Global Market. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is subject to review annually. The Board of Directors has determined that Mr. Plaumann qualifies as the “audit committee financial expert” for purposes of regulations of the Securities and Exchange Commission. A copy of the charter is available for review on the Company’s website at www.icxt.com.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated statements with generally accepted accounting principles. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, Grant Thornton LLP, with respect to the Company’s consolidated financial statements. During 2008, the Audit Committee met separately from the full Board of Directors a total of five times.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2008, with management and representatives of Grant Thornton LLP, including a discussion of the quality, not simply the acceptability, of the accounting principles used and the reasonableness of significant judgments made by management. The Audit Committee also discussed with representatives of Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61), “Communication with Audit Committees.” SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements with respect to:

•	their responsibility under the standards of the Public Company Accounting Oversight Board,

•	critical accounting policies and estimates,

•	significant management judgments and accounting estimates,

•	any significant audit adjustments,

•	any significant internal controls deficiencies,

•	any disagreements with management,

•	any difficulties encountered in performing the audit, and

•	any misstatements in interim financial reporting.

The Audit Committee discussed with Grant Thornton LLP their independence. Grant Thornton LLP provided the Audit Committee with the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board, to the effect that, in their professional judgment, Grant Thornton LLP is independent of the Company within the meaning of the federal securities laws.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark L. Plaumann, Chair

E. Spencer Abraham

Robert A. Maginn, Jr.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the 2009 Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2008 with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Forms 10-K and 10-K/A (without exhibits) by writing to Investor Relations, ICx Technologies, Inc., 2100 Crystal Drive, Suite 650, Arlington, VA 22202.

Stockholders Sharing the Same Last Name and Address

If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement to you if you share a single address with another stockholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. You can request to receive a separate Proxy Statement by contacting the institution that holds your shares.

Electronic Delivery of Proxy Materials and Annual Report

This Proxy Statement and the Company’s 2008 Annual Report on Form 10-K, including the amendments thereto on Form 10-K/A, are available on the Company’s website at www.icxt.com. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.

By Order of the Board,

/s/ HANS C. KOBLER
Hans C. Kobler
Executive Chairman of the Board

Arlington, Virginia

May 13, 2009

ICX TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ICx Technologies, Inc., a Delaware corporation (the “Company”), hereby appoints Hans C. Kobler with full power of substitution, as proxy to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. on June 23, 2009 at 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202, and any adjournment or postponement thereof upon the following matters.

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account

Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, Annual Report are available at http://ir.icxt.com

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect seven (7) directors to the Board of Directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

	☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT (See instructions below)
m E. Spencer Abraham m Colin J. Cumming m Joseph M. Jacobs m Hans C. Kobler m Robert A. Maginn, Jr. m Mark L. Plaumann m Rodney E. Slater

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

2.	To ratify the appointment of Grant Thornton, LLP as the Company’s independent auditors.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is May 8, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.